Exhibit (a)(1)(F)

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of                     , 2017 (this “Agreement”), is entered into by and among Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), Computershare Inc. (“Computershare”) and its wholly-owned subsidiary, Computershare Trust Company, N.A., together as agent with respect to the Contingent Value Rights (as defined herein) (the “CVR Agent”).

WITNESSETH:

WHEREAS, the Company has commenced a tender offer (the “Tender Offer”) seeking to purchase up to an aggregate amount of $600 million in outstanding Shares (as defined below) pursuant to a Schedule TO filed with the Securities and Exchange Commission on August     , 2017, as amended (together with all exhibits and related documents ancillary thereto, including without limitation the Offer to Purchase, all as amended, the “Tender Offer Documents”);

WHEREAS, pursuant to the Tender Offer, the Company has agreed to pay to tendering holders of Shares for each Share so tendered and accepted for purchase in accordance with the Tender Offer Documents (i) an amount of cash determined in accordance with the Tender Offer Documents, plus (ii) one contingent value right (the “Contingent Value Rights”) as hereinafter described;

WHEREAS, the Contingent Value Right is a contract right, providing Holders (as hereinafter defined) with the right to receive an additional cash payment per Contingent Value Right for a specified period of time, subject to and upon the terms and conditions set forth herein;

WHEREAS, the Company desires to appoint CVR Agent as its agent with respect to the Contingent Value Rights pursuant to the terms of this Agreement, and CVR Agent desires to accept such appointment; and

WHEREAS, the CVR Agent has agreed to provide specified services covered by this Agreement.

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the Tender Offer referred to above, it is mutually covenanted and agreed, for the benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv) references to any Person shall include such Person’s successors and permitted assigns; and

(v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by “without limitation”.

(b) The following terms shall have the meanings ascribed to them as follows:

“Adjusted Going Private Price Per Share” has the meaning set forth in Section 2.4(a).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “Affiliate” when used with respect to the Company shall include the Company and its Subsidiaries and other Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Computershare” has the meaning set forth in the Preamble.

“Contingent Value End Date” shall mean the two-year anniversary of the date upon which the Tender Offer was commenced.

“Contingent Value Rights” means the contingent value rights issued by the Company pursuant to the Tender Offer Documents and this Agreement.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CVR Agent” means the CVR Agent named in the Preamble, until a successor CVR Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “CVR Agent” shall mean such successor CVR Agent.

“CVR Payment Amount” has the meaning set forth in Section 2.4(c).

“CVR Payment Date” has the meaning set forth in Section 2.4(b).

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“Distributable Proceeds” means the positive difference, if any, between the Adjusted Going Private Price Per Share (determined in accordance with Section 2.4(a)) and the Tender Offer Price Per Share, multiplied by the number of Contingent Value Rights outstanding at the Going Private Date.

“Distributable Proceeds Notice” has the meaning set forth in Section 2.4(b) hereof.

“Effective Time” means the time and date of the consummation of the Tender Offer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funds” has the meaning set forth in Section 2.4(g).

“Going Private Date” means the date upon which the Going Private Transaction is consummated.

“Going Private Price Per Share” means the value per Share of the consideration paid to holders of Shares in the Going Private Transaction, determined by the Company pursuant to Section 2.4(a).

“Going Private Transaction” means any consummated merger, tender offer, exchange offer, reorganization, recapitalization or similar transaction or series of transactions (including but not limited to any such transaction(s) with any Icahn Affiliate(s)) resulting in the delisting of the Company’s equity securities from all national securities exchanges, or as a result of which such delisting is required pursuant to applicable law, SEC regulations and/or the regulations of any such national securities exchanges.

“Governmental Entity” means United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register.

“Icahn Affiliates” means, collectively, Mr. Carl Icahn and Mr. Icahn’s controlled Affiliates (other than the Company).

“Indemnitees” has the meaning set forth in Section 3.2(e).

“Losses” has the meaning as set forth in Section 3.2(e).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the CVR Agent.

“Permitted Transfer” means: (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (including in connection with divorce, bankruptcy or liquidation); or (iv) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the common shares, par value $0.001 per share, of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case, imposed by a Governmental Entity.

“Tender Offer” has the meaning set forth in the Recitals.

“Tender Offer Documents” has the meaning set forth in the Recitals.

“Tender Offer Price Per Share” means the per Share clearing price paid by the Company to holders of Shares that are tendered and accepted for purchase in the Tender Offer in accordance with the Tender Offer Documents.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of Contingent Value Rights; Appointment of CVR Agent.

(a) The Company shall issue the Contingent Value Rights pursuant to the terms of the Tender Offer Documents and this Agreement at the time and in the manner set forth in the Tender Offer Documents. Each Holder shall be entitled to one Contingent Value Right for each Share that is validly tendered and purchased by the Company in the Tender Offer. The Contingent Value Rights shall represent the contractual right of the Holders to receive, in respect of each Contingent Value Right held by such Holder, the amounts payable (if any), if and when payable pursuant to this Agreement. The registration on the books and records of the Company and administration of the Contingent Value Rights shall be determined pursuant to the terms and conditions of this Agreement. The Company shall notify the CVR Agent in writing of the Effective Time promptly after the occurrence thereof.

(b) The Company shall furnish or cause to be furnished to the CVR Agent in such form as the Company receives from the Company’s transfer agent or depositary prior to the Effective Time (or other agent performing similar services for the Company or its Affiliates), the names, addresses, shareholdings, tax certification (e.g., tax identification number (“TIN”)) and any other information reasonably requested by the CVR Agent of the record holders of Shares eligible to receive Contingent Value Rights pursuant to the Tender Offer, reasonably promptly following the Effective Time.

(c) The Company hereby appoints the CVR Agent to act as agent for the Company with respect to the Contingent Value Rights in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the CVR Agent hereby accepts such appointment.

Section 2.2 Non-transferability; Expiration.

(a) The Contingent Value Rights are non-transferable and shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than to a Permitted Transferee. Any final determination regarding whether a proposed transferee is a Permitted Transferee shall be made by the Company, in its discretion, pursuant to Section 2.3(c) below. Any purported transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

(b) The Contingent Value Rights shall expire on the Contingent Value End Date and shall thereafter be of no force or effect; provided that, subject to Section 2.4(e), if a Going Private Transaction is consummated prior to the Contingent Value End Date and any CVR Payment Amount is payable under this Agreement at such time, the passage of the Contingent Value End Date shall not terminate the obligation to pay the CVR Payment Amount, if any, to the Holders pursuant to Section 2.4(c) and Section 4.2 and otherwise in accordance with this Agreement.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The Contingent Value Rights shall not be evidenced by a certificate or other instrument.

(b) The CVR Agent shall keep a register (the “CVR Register”) for the registration of Contingent Value Rights in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder, and the number of Contingent Value Rights held by such Holder and the TIN of each Holder. The CVR Register will be updated as necessary by the CVR Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers), upon receipt of such information by the CVR Agent. The Company or the Company’s designated Affiliates or representatives may receive and inspect a copy of the CVR Register, from time to time, upon request made to the CVR Registrar. The CVR Agent is hereby initially appointed “CVR Registrar” for the purpose of registering Contingent Value Rights and transfers of Contingent Value Rights as herein provided. Any successor CVR Agent appointed pursuant to the terms of this Agreement shall automatically be deemed to be the successor CVR Registrar.

(c) Subject to the restrictions set forth in Section 2.2, every request made to transfer a Contingent Value Right must be in writing and set forth in reasonable detail the circumstances related to the proposed transfer, and must be accompanied by a written instrument or instruments of transfer and any other requested information or documentation in a form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, with such signature to be guaranteed by a participant in a recognized signature guarantee medallion program. A request for a transfer of a Contingent Value Right shall be accompanied by documentation establishing the transfer is to a Permitted Transferee and any other information as may be reasonably requested by the Company or the CVR Registrar (including opinions of counsel, if requested by the Company or the CVR Registrar). Upon receipt of such a written transfer request, the Company shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, instruct the CVR Registrar in writing to register the transfer of the Contingent Value Rights in the CVR Register. All duly transferred Contingent Value Rights registered in the CVR Register shall be the valid obligations of the Company, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Registrar to be established by clear and convincing evidence). Any transfer or assignment of the Contingent Value Rights shall be without charge to the Holder; provided that the Company and the CVR Registrar may require (i) payment of a sum sufficient to cover any Tax or charge that is imposed in connection with such transfer or (ii) that the transferor establish to the reasonable satisfaction of the CVR Registrar that such Taxes have been paid. The CVR Registrar shall have no obligation to pay any such Taxes or charges and the CVR Registrar shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of such Taxes or charges unless and until the CVR Registrar is satisfied that all such Taxes or charges have been paid. Additionally, the fees and costs related to any legal opinion requested under this Section 2.3(c) shall be the responsibility of the transferor.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Amounts and Procedures.

(a) In connection with a Going Private Transaction, the Company shall calculate the Going Private Price Per Share and the Adjusted Going Private Price Per Share as set forth herein. The Company shall determine the Going Private Price Per Share with reference to the consideration payable in a Going Private Transaction on a per Share basis, taking into account such factors as the Company may deem relevant, including without limitation in the event of a Going Private Transaction that involves the payment of any non-cash consideration to holders of Shares, the Company shall in good faith (with the advice of legal and financial advisors to the extent it deems such advice necessary or appropriate) determine a valuation of such non-cash consideration, all in a manner which is consistent with the intent and purpose of this Agreement. The Adjusted Going Private Price Per Share shall be determined by the Company in good faith by, to the extent applicable, making equitable adjustments to the Going Private Price Per Share to account for such matters as the Company may deem relevant, including without limitation (i) the following that may occur after the Effective Time and prior to the Going Private Date: the outstanding Shares as a class are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed by the Company in respect of such outstanding Shares, in any case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or in the event that all or substantially all of the assets of the Company are sold, in a single or a series of related transactions, and (ii) such other matters as the Company may deem relevant, all in a manner which is consistent with the intent and purpose of this Agreement. Notwithstanding the foregoing, the Company shall not include in its determination of the Adjusted Going Private Price Per Share adjustments for open market share repurchase transactions (that are not tender offers or exchange offers) that may occur after the Effective Time and prior to the Going Private Date, pursuant to a share repurchase program approved by the Company’s Board of Directors. Any determinations made by the Company in arriving at the appropriate Going Private Price Per Share and adjustments thereto to reach the “Adjusted Going Private Price Per Share” shall be approved by the Company’s Board of Directors whose determinations shall be final and binding on the Company and on the Holders; provided that if the counterparty in a Going Private Transaction is affiliated with any director(s) of the Company, any such determinations by the Company’s Board of Directors shall be made by the directors who are independent of such counterparty at the time.

(b) If the Going Private Date shall occur prior to the Contingent Value End Date, then prior to the Going Private Date, the Company shall notify the CVR Agent in writing of the anticipated Going Private Date and deliver to the CVR Agent the calculation of the Distributable Proceeds (the “Distributable Proceeds Notice”) establishing a payment date (the “CVR Payment Date”) with respect to the Distributable Proceeds which shall be the date of the consummation of the Going Private Transaction, or as soon thereafter as practicable. The CVR Agent shall then distribute the Distributable Proceeds Notice to the Holders as promptly as practicable thereafter. Any determinations made by the Company in arriving at the amount of Distributable Proceeds shall be approved by the Company’s Board of Directors whose determinations shall be final and binding on the Company and on the Holders; provided that if the counterparty in a Going Private Transaction is affiliated with any director(s) of the Company, any such determinations by the Company’s Board of Directors shall be made by the directors who are independent of such counterparty at the time.

(c) In connection with the consummation of a Going Private Transaction prior to the Contingent Value End Date, and in any event on or before the CVR Payment Date, the Company shall, or shall coordinate with the buyer in the Going Private Transaction to, cause an amount of cash equal to the Distributable Proceeds to be deposited with the CVR Agent. On the CVR Payment Date or as promptly as practicable thereafter, in furtherance of the provisions of Section 4.2, the CVR Agent shall pay the applicable amount to each of the Holders as instructed by the Company, at the Company’s election, (i) by check mailed to the address of each Holder as reflected in the CVR Register or (ii) by wire, in immediately available funds, in each case as of the close of business on the last Business Day prior to such payment date. The amount paid in respect of each Contingent Value Right shall be equal to the quotient obtained by dividing the Distributable Proceeds by the number of Contingent Value Rights outstanding as reflected on the CVR Register (the “CVR Payment Amount”). Each CVR Payment Amount shall be calculated by the Company and delivered to the CVR Agent. In calculating the amount to be paid in respect of each Contingent Value Right, the Company shall round down to six (6) decimal places. The CVR Agent shall have no duty or obligation to calculate, verify or confirm the accuracy, validity or sufficiency of any applicable CVR Payment Amount.

(d) The Company’s and CVR Agent’s obligation to pay the Distributable Proceeds to the Holders shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon the payment of the Distributable Proceeds and the payment being otherwise lawful.

(e) If the Company requests in writing, any funds comprising the cash deposited with the CVR Agent under Section 2.4(c) that remain undistributed to the Holders twelve (12) months after the CVR Payment Date shall be delivered to the Company by the CVR Agent and any Holders who have not theretofore received payment in respect of such Contingent Value Rights shall thereafter look only to the Company for payment of such amounts; upon delivery of such funds to the Company, the escheatment obligations of the CVR Agent with respect to such funds shall terminate. Notwithstanding any other provisions of this Agreement, any portion of the funds provided by or on behalf of the Company to the CVR Agent that remains unclaimed 180 days after termination of this Agreement in accordance with Section 6.8 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto, subject to any applicable escheatment laws in effect at the time.

(f) Notwithstanding anything to the contrary in this Agreement, the CVR Agent (or, if the Company is making payment under this Agreement directly to the Holders, the Company) shall deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, the amounts, if any, that it (or, if otherwise directed by the Company, the Company) determines may be required (or as otherwise may be required in connection with a Going Private Transaction as determined by the Company) to be deducted and withheld with respect to the making of such payment under the Code or any other Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(g) All funds received by the CVR Agent under this Agreement that are to be distributed or applied by the CVR Agent in the performance of services hereunder (the “Funds”) shall be held by the CVR Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the CVR Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the CVR Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The CVR Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the CVR Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare confirms that the Funds shall accrue interest for the benefit of the Company at a rate of 60% of the 1-month US Treasury bill rate on the daily balance of the Funds for 90 days, or until such balance falls to less than $500,000, after which time all interest shall accrue to Computershare.

(h) For avoidance of doubt and notwithstanding anything to the contrary in this Agreement (i) unless and until a Going Private Date occurs prior to the Contingent Value End Date and the Company notifies the CVR Agent of same pursuant to Section 2.4(b), no amounts are payable hereunder to the Holders and (ii) in furtherance and not in limitation of the foregoing, this Agreement does not recognize any so-called partial Going Private Transaction and such partial Going Private Transaction shall have no force or effect with respect to this Agreement.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a) The Contingent Value Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable regarding any Contingent Value Rights to any Holder.

(b) The Contingent Value Rights shall not represent any equity, stock or other ownership interest in the Company, any Subsidiary or any Affiliate of the Company or any other Person.

Section 2.6 Ability to Abandon the Contingent Value Right.

The Holder of a Contingent Value Right may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a Contingent Value Right by relinquishing such Contingent Value Right to the Company without consideration therefor, in which case such Contingent Value Right shall be deemed canceled and no longer outstanding, and in such event the Company shall notify the CVR Registrar thereof in writing whereupon the CVR Registrar shall amend the CVR Register accordingly.

ARTICLE III

THE CVR AGENT

Section 3.1 Certain Duties and Responsibilities.

The CVR Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the CVR Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the CVR Agent has been advised of the likelihood of such loss or damage. The aggregate liability of the CVR Agent with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the CVR Agent as fees, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the CVR Agent is being sought. No provision of this Agreement shall require the CVR Agent to expend or risk its own funds, take any action that it believes would expose or subject it to expense or liability, or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2 Certain Rights of CVR Agent.

The CVR Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the CVR Agent. In addition:

(a) the CVR Agent may rely on and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted to taken by it in reliance upon any resolution, certificate, statement, instrument, opinion, report, notice, request, instruction, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the CVR Agent may consult with, and obtain advice from, legal counsel and the CVR Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in accordance with such advice or opinion. The CVR Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) upon the Company’s reasonable advance written approval, through its agents, representatives, attorneys, custodians and/or nominees;

(c) the permissive rights of the CVR Agent to do things enumerated in this Agreement shall not be construed as a duty;

(d) the CVR Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(e) the Company agrees to indemnify, defend, protect, save and keep harmless the CVR Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or expense of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of legal counsel and the costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by its own willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(f) in addition to the indemnification provided under Section 3.2(e), the Company agrees (i) to pay the fees of the CVR Agent in connection with the CVR Agent’s performance of its obligations hereunder, as set forth on Schedule I attached hereto, and (ii) to reimburse the CVR Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and charges, incurred by the CVR Agent in the performance of its obligations under this Agreement;

(g) in the event the CVR Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the CVR Agent hereunder, the CVR Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or other Person or entity for refraining from taking such action, unless the CVR Agent receives written instructions signed by the Company which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the CVR Agent;

(h) the CVR Agent and any stockholder, affiliate, director, officer, agent or employee of the CVR Agent may buy, sell or deal in any securities of the Company or hold a pecuniary interest in any transaction in which the Company may be interested, or contract with or lend money to the Company. Nothing herein shall preclude the CVR Agent from acting in any other capacity for the Company or for any other Person;

(i) the CVR Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the CVR Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or failure of any means of communication, labor difficulties, war, or civil disorder);

(j) whenever the CVR Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including, without limitation, the identity of a Holder), the CVR Agent may rely upon an Officer’s Certificate, and such Officer’s Certificate shall be full and complete authorization and protection to the CVR Agent. The CVR Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) under the provisions of this Agreement in reliance on such Officer’s Certificate. The CVR Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and obligations hereunder from the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified for any action taken or suffered to be taken by it in accordance with instructions from such officer. The CVR Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company;

(k) the CVR Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Tender Offer Documents or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement; and

(l) the Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the CVR Agent for the carrying out or performing by the CVR Agent of the provisions of this Agreement.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The CVR Agent may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation shall take effect on such specified date.

(b) The Company shall have the right to remove the CVR Agent at any time for any reason or no reason upon at least thirty (30) days’ notice, specifying a date when such removal shall take effect.

(c) If the CVR Agent shall resign, be removed, or become incapable of acting, the Company shall promptly (and in any event within 30 days after giving notice of the CVR Agent’s removal or after it has been notified of the CVR Agent’s resignation) appoint a qualified successor CVR Agent. The successor CVR Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c), Section 3.3(e) and Section 3.4, become the successor CVR Agent.

(d) The Company, or at the Company’s request the successor CVR Agent, shall give notice of each resignation and each removal of an CVR Agent and each appointment of such successor CVR Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders. Failure to give any such notice to the Holders, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the CVR Agent or the appointment of a successor CVR Agent, as the case may be.

(e) Any such successor to the CVR Agent shall agree to be bound by the terms of this Agreement and shall become the CVR Agent hereunder. The CVR Agent shall deliver all of the relevant books and records, pursuant to the terms of this Section 3.3(e) to the successor CVR Agent.

Section 3.4 Acceptance of Appointment by Successor.

Every successor CVR Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring CVR Agent an instrument accepting such appointment and a counterpart of this Agreement, and the retiring CVR Agent shall execute and deliver such documentation in connection therewith as the Company may reasonably request, and thereupon such successor CVR Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring CVR Agent.

ARTICLE IV

OTHER COVENANTS

Section 4.1 List of Holders.

The Company shall furnish or cause to be furnished to the CVR Agent (a) in such form as the Company receives from the Company’s transfer agent prior to the Effective Time (or other agent performing similar services for the Company or its Affiliates), the names, addresses, shareholdings and TIN of the record holders of Shares eligible to receive Contingent Value Rights pursuant to the Tender Offer promptly following the Effective Time or at such other times as the CVR Agent may request in writing and (b) any other information reasonably requested by the CVR Agent.

Section 4.2 Payment of CVR Payment Amount to Holders by the CVR Agent.

Upon receipt by the CVR Agent of the Distributable Proceeds, if any, paid to it pursuant to Section 2.4, for distribution to the Holders in accordance with the terms of this Agreement, the CVR Agent shall promptly pay, and the Company shall use reasonable efforts to cause the CVR Agent to promptly pay, the CVR Payment Amounts to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement. The CVR Agent shall have no liability of any kind, and shall not be obligated to make any payments, unless and until it receives the Distributable Proceeds.

Section 4.3 Assignment.

Except for assignments occurring through operation of law, no party hereunder shall, in whole or in part, assign any of its rights or obligations under this Agreement; provided that the Company may assign any of its obligations hereunder to a wholly-owned Subsidiary of the Company as long as the Company causes such Subsidiary to perform the Company’s obligations hereunder and remains responsible for any breach of this Agreement by such Subsidiary. In the event an assignment by the Company to a wholly-owned Subsidiary pursuant to the preceding sentence occurs, the Company shall deliver to the CVR Agent an Officer’s Certificate stating that such assignment complies with this Section 4.3. Any Person into which the CVR Agent or any successor CVR Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the CVR Agent or any successor CVR Agent shall be a party, or any Person succeeding to the corporate trust, stock transfer or other shareholder services business of the CVR Agent or any successor CVR Agent, shall be the successor to the CVR Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; but only if such Person would be eligible for appointment as a successor CVR Agent under the provisions of Section 3.4 hereof. Without limiting the generality of the foregoing, CVR Agent agrees to use reasonable efforts to provide the Company with reasonable advance written notice of any such event.

Section 4.4 No Obligation to Pursue or Consummate Going Private Transaction.

(a) Subject to Section 4.4(b) below, notwithstanding anything in the Tender Offer Documents or this Agreement to the contrary, whether implicit or explicit:

(i) none of the Company or any of its Subsidiaries or Affiliates shall be in any way obligated or required to pursue, discuss, negotiate or consummate any Going Private Transaction;

(ii) if the Company or any of its Subsidiaries or Affiliates enters into discussions regarding a proposed transaction that would, if consummated, constitute a Going Private Transaction, nothing in this Agreement or the Tender Offer Documents shall require that such parties continue such discussions, execute any documentation or consummate any such transaction and the Company or any of its Subsidiaries or Affiliates may abandon any such discussions or proposed transaction for any reason or no reason at all; and

(iii) all decisions by the Company or any of its Subsidiaries or Affiliates to consider, pursue or enter into any transaction of any kind (whether or not a Going Private Transaction), or to take or not to take any other corporate action, may be made without regard to the impact on the Holders with respect to the Contingent Value Rights. The Holders acknowledge and agree that the Company does not owe Holders any fiduciary duties in their capacity as Holders, that any and all rights Holders may have with respect the Contingent Value Rights are solely contractual in nature, that the Contingent Value Rights are not securities, and that Holders hereby disclaim any legal theory that would purport to grant Holders any rights other than the contractual rights pursuant to this Agreement.

(b) In the event a definitive agreement is executed and delivered by the Company before the Contingent Value End Date in connection with a transaction or series of transactions which, if consummated prior to the Contingent Value End Date, would constitute a Going Private Transaction, the Company shall make commercially reasonable efforts to ensure such documentation provides for the payment of the CVR Payment Amount to the Holders in accordance with, and subject to the terms of this Agreement, including without limitation that any Going Private Transaction be consummated prior to the Contingent Value End Date.

(c) In furtherance and not in limitation of the foregoing, nothing herein shall be deemed to create any duty, liability or obligation on the part of the Company or any of its Subsidiaries or Affiliates to, or any claim or right on the part of, any other Person or third party with respect to (i) any Going Private Transaction or other transaction or corporate action, (ii) the price at or manner in which any transaction, including any Going Private Transaction, is consummated, (iii) the timing or any other terms or conditions of any such transaction or Going Private Transaction, (iv) the management or operation of the Company or any of its Subsidiaries or Affiliates prior to any such transaction, including any Going Private Transaction, or (v) any fiduciary duties to Holders in their capacity as such.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, the Company and the CVR Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to the Company and the assumption of any such successor of the rights and obligations of the Company herein, provided that such succession and assumption is in accordance with the terms of this Agreement.

(ii) to evidence the succession of another Person selected in accordance with the terms hereof as a successor CVR Agent and the assumption by any successor of the covenants and obligations of the CVR Agent herein, provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the CVR Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect; or

(v) as necessary to ensure that the Contingent Value Rights are not subject to registration under the Securities Act or the Exchange Act or any other applicable law.

(b) Promptly after the execution by the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall prepare and cause the CVR Agent to mail a notice thereof by first-class mail to the Holders at their addresses in the CVR Register setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under this Section 5.1(b)).

Section 5.2 Amendments With Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of Holders holding a majority of then outstanding and unpaid Contingent Value Rights, the Company and the CVR Agent may enter into one or more amendments hereto to add, eliminate or change any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. It shall not be necessary for any written consent of Holders under this Section 5.2(a) to approve the particular form of any proposed amendment, but shall be sufficient if such written consent approves the substance thereof.

(b) Promptly after the execution by the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.2, the Company shall mail or cause the CVR Agent to mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under this Section 5.2(b)).

Section 5.3 Execution of Amendments.

Prior to executing any amendment permitted by this Article V, the CVR Agent shall be entitled to receive, and shall be fully protected in and shall incur no liability for relying upon, an Officer’s Certificate stating that the execution of such amendment is authorized or permitted by this Agreement. The CVR Agent shall execute any amendment authorized pursuant to this Article V if the amendment does not materially and adversely affect the CVR Agent’s own rights or duties under this Agreement or otherwise. Otherwise, the CVR Agent may, but need not, execute such amendment.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to the CVR Agent, the Company and the Holders.

(a) Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to the Company:

Herbalife Ltd.

800 W. Olympic Blvd.

Suite 406

Los Angeles, CA 90015

Attention: General Counsel

Fax:

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067-3026

Attention: Jonathan K. Layne

Fax: (310) 552-7053

If to the CVR Agent:

Computershare Trust Company, N.A.

Computershare Inc.

250 Royall Street

Canton, MA 02021

Attention: Client Services

Fax:

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

(b) Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.2 Effect of Headings; Construction.

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

Section 6.3 Successors and Assigns.

All covenants and agreements in this Agreement by any party hereto shall bind its permitted successors and assigns, whether so expressed or not.

Section 6.4 Benefits of Agreement; Holders are Third Party Beneficiaries.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, each of the Holders shall be an intended third party beneficiary of this Agreement.

Section 6.5 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

Section 6.6 Severability Clause.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) the Company and the CVR Agent shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to such end that the transactions contemplated by this Agreement are fulfilled to the extent possible, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7 Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 6.8 Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earliest of (i) the payment of Distributable Proceeds to the Company in accordance with Section 2.4(e), (ii) the payment of all CVR Payment Amounts to the Holders, or (iii) the Contingent Value End Date; provided, in each case of (i) and (iii) that Article I, Section 2.2(b), Section 2.4(e), Section 2.4(f), Section 4.2, Article III and this Article VI shall survive.

Section 6.9 Entire Agreement.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights. As it relates to the CVR Agent, this Agreement represents the entire understanding of the CVR Agent with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights. With regard to the Company and the Holders, if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Tender Offer Documents, this Agreement shall govern and be controlling, and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article V. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HERBALIFE LTD., a Cayman Islands exempted company incorporated with limited liability

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., collectively as CVR Agent

By:
Name:
Title:

Schedule I